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                                                                    EXHIBIT 99.1



                                                              SEPTEMBER 26, 1997

                                                            DOUGLAS H. MACMILLAN
                                                            VICE PRESIDENT/CFO
                                                            201-804-3025



              CAMBREX CASH TENDER OFFER FOR BIOWHITTAKER SUCCEEDS;
                       93% OF SHARES SUPPORT CAMBREX OFFER


      East Rutherford, New Jersey, September 26, 1997 -- Cambrex Corporation (AMEX:CMB) announced today that the tender offer for shares of BioWhittaker, Inc. (NYSE:BWI) at $11.625 per share expired as scheduled at 12:00 midnight New York City Time, on September 25, 1997. The offer by BW Acquisition Corporation, a wholly-owned subsidiary of Cambrex, was for all of the outstanding shares of common stock, par value $0.01 per share, of BioWhittaker.

      The Depository for the Offer informed Cambrex that 10,128,479 shares (including shares tendered through guaranteed delivery procedures) were validly tendered and not withdrawn. BW Acquisition Corporation has accepted all shares validly tendered for purchase. After giving effect to the purchase of such tendered shares, BW Acquisition Corporation will own 93% (assuming the valid tender of shares tendered pursuant to guaranteed delivery procedures) of the 10,881,210 shares outstanding as of the expiration of the Offer.

      Cambrex also announced that BW Acquisition Corporation intends to merge with and into BioWhittaker pursuant to the short form merger provisions of the Delaware General Corporation Law. As a result of the merger, BioWhittaker would become a wholly-owned subsidiary of Cambrex and all remaining BioWhittaker shareholders (other than Cambrex and its affiliates) would be entitled to receive the same $11.625 cash price for each of their shares.

      "We are pleased with the strong response to our offer and welcome BioWhittaker and its more than 400 employees to the Cambrex family of companies," said Jim Mack, Cambrex CEO. "BioWhittaker's growth prospects for products used in biopharmaceutical manufacture are very exciting and enhance our ability to meet our strategic goals in 1998 and beyond."

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